Exhibit 99.1

CONSENT OF PERSON DESIGNATED
TO SERVE ON THE BOARD OF DIRECTORS OF
SMARTFINANCIAL, INC.

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to my being named in the proxy statement/prospectus included in this registration statement on Form S-4 of SmartFinancial, Inc. (the “Company”), and all amendments, including post-effective amendments, thereto, or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as a person who is named to become a director of the Company upon consummation of the merger, in accordance with the Agreement and Plan of Merger dated December 12, 2017, by and among the Company, Tennessee Bancshares, Inc., and Southern Community Bank, and to the filing of this consent as an exhibit to this registration statement.

/s/ Clifton N. Miller
Clifton N. Miller

Dated: February 28, 2018